MACROCHEM CORPORATION

                               110 HARTWELL AVENUE

                         LEXINGTON, MASSACHUSETTS 02421


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 27, 2002



     The Annual Meeting of Stockholders of MacroChem Corporation (the "Company"), a Delaware corporation, will be held on Thursday, June 27, 2002 at 10:00 a.m. at the offices of Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts, for the following purposes:

     1. To elect six members of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2002.

     3. To transact other business properly coming before the meeting.

     Stockholders owning Company shares at the close of business on May 6, 2002 are entitled to attend and vote at the meeting.

     We hope that all stockholders will be able to attend the meeting. To assure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the meeting. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY. A postage-prepaid envelope, addressed to American Stock Transfer & Trust Company, the Company's transfer agent and registrar, has been enclosed for your convenience. If you attend the meeting, you may vote your shares in person.

                                            By Order of the Board of Directors,


                                            Glenn E. Deegan, Esq.
                                            Secretary

Lexington, Massachusetts
June 3, 2002

                              MACROCHEM CORPORATION

                               110 HARTWELL AVENUE

                         LEXINGTON, MASSACHUSETTS 02421



                                 PROXY STATEMENT



                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 27, 2002

     The enclosed proxy is solicited by the Board of Directors of MacroChem Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, June 27, 2002, and at any adjournment thereof.

     Stockholders of record at the close of business on May 6, 2002 will be entitled to vote at the meeting. On that date 27,920,137 shares of common stock of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. The Company has no other voting securities.

     Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. A stockholder may revoke a proxy at any time before it is exercised by written notice to the Company's Secretary prior to the meeting, or by giving to the Company's Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. If a stockholder does not specify in the proxy how the shares are to be voted, they will be voted in favor of the election as Directors of those persons named in the Proxy Statement, the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2002, and otherwise in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the meeting.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, who will receive no extra compensation for such services, may solicit proxies by telephone, telecopy, telegraph, or personal calls.

     The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be properly presented at the meeting upon which a vote may be taken, such shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as the proxies therein.

     The Company's Annual Report to Stockholders for the Company's fiscal year ended December 31, 2001 is being mailed together with Form 10-K, as amended, and this Proxy Statement to all stockholders entitled to vote at the meeting. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about June 3, 2002.

QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

     Consistent with Delaware law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The six nominees for election as Directors at the meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected the Directors of the Company.

     The election inspectors will count the total number of votes cast "for" approval of Proposal No. 2 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on Proposal Nos. 1 and 2.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors has set the number of Directors to be elected for the ensuing year at six. The six Directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2003 and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of the Directors then remaining in office. Officers are elected by and serve at the pleasure of the Board of Directors.

     Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

     All of the nominees are currently Directors: Robert J. Palmisano, Dr. John
L. Zabriskie, Dr. Michael A. Davis, Robert J. DeLuccia, Paul S. Echenberg and Peter G. Martin. The following table sets forth the year each nominee was elected a Director and the age, positions, and offices presently held by each nominee with the Company:


                               Year First
                                Became a
Name                    Age     Director         Position with Company
--------------------------------------------------------------------------------
Robert J. Palmisano.....57        2001        Chief Executive Officer,
                                              President and Director
John L. Zabriskie.......62        2000        Chairman of the Board of Directors
Michael A.  Davis.......60        1997        Director and Consultant
Robert J. DeLuccia......56        2000        Director
Paul S. Echenberg.......58        2000        Director
Peter G.  Martin........53        1995        Director

     The Board of Directors held ten meetings during 2001. All the Company's current Directors attended at least 75 percent of the 2001 meetings of the Board of Directors that they were eligible to attend and of those committees that they were eligible to attend.

     There are two committees of the Board of Directors, an Audit Committee and a Compensation Committee. The Company does not have a nominating committee.

     Mr. Martin (Chairman), Mr. DeLuccia and Mr. Echenberg serve as members of the Audit Committee, which was established to assist the Board of Directors by
(i) reviewing the Company's financial results and recommending the selection of the Company's independent auditors; (ii) reviewing the effectiveness, quality and integrity of the Company's accounting policies and practices, financial reporting and internal controls; and (iii) reviewing the scope of the audit, the fees charged by the independent auditors and any transactions which may involve a potential conflict of interest. The Audit Committee met five times during 2001.

     Dr. Davis (Chairman) and Dr. Zabriskie serve on the Company's Compensation Committee. The Compensation Committee was established for the purpose of (i) determining the compensation of the Company's executive officers, (ii) making awards under the Company's stock option plans, and (iii) making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee met four times during 2001.

BACKGROUND

     The following is a brief summary of the background of each nominee for election as a Director of the Company:

     ROBERT J. PALMISANO has served as the Company's Chief Executive Officer and President and as a Director since April 9, 2001. From 1997 to 2000, he was Chief Executive Officer and Director of Summit Technology, Inc. From 1984 to January 1997, Mr. Palmisano was employed at Bausch and Lomb, Inc., where he served from 1988 to 1996 as Senior Vice President and President of the Eyewear Division. From January 1997 to April 1997, Mr. Palmisano was a private consultant. He is a member of the Board of Directors of Laser Diagnostic Technologies, a medical device company specializing in the diagnosis of eye diseases. He holds a B.A. from Providence College.

     JOHN L. ZABRISKIE, PH.D., has served as a Director of the Company since 2000 and was elected Chairman of the Board of Directors in March 2001. From 1997 to 2000, he was Chairman, President and Chief Executive Officer of NEN Life Science Products, which was sold to Perkin Elmer. In 1994, Dr. Zabriskie became Chairman, President and Chief Executive Officer of Upjohn; he was responsible for Upjohn's merger with the Swedish pharmaceutical company Pharmacia, and became Chief Executive Officer of the merged company. Before his appointment at Upjohn, he spent nearly 30 years with Merck & Company, rising to Executive Vice President and President of Merck Manufacturing Division. He is a member of the Board of Directors of the following publicly traded companies: Biomira Inc. (since 1998); Cubist Pharmaceuticals, Inc. (since 1998); Kellogg Company (since
1995); and Array BioPharma (since 2001). Dr. Zabriskie received a B.S. in chemistry from Dartmouth College and a Ph.D. in organic chemistry from the University of Rochester.

     MICHAEL A. DAVIS, M.D., SC.D., has served as a Director of the Company since 1997 and has provided medical and pharmaceutical consulting services to the Company since 1991. Since 2002, Dr. Davis has served as Senior Vice President, Medical Affairs of MedEView, Inc., an internet based medical information Company focused on the business to business (B2B) healthcare market. Since 2002, Dr. Davis has also served as Visiting Scientist, Radiology at Massachusetts General Hospital and as Visiting Professor, Radiology at Harvard Medical School. From 1980 to 2002, Dr. Davis was Professor of Radiology and Nuclear Medicine and Director of the Division of Radiologic Research at the University of Massachusetts Medical School. From 1982 to 1997, Dr. Davis was Adjunct Professor of Surgery at Tufts University School of Veterinary Medicine. Since 1986, he has been Affiliate Professor of Biomedical Engineering at Worcester Polytechnic Institute. He is also a director of EZ EM, Inc., a public company engaged in supplying oral radiographic contrast media, as well as medical devices. In addition, from February to November 1999 he was President and Chief Executive Officer of Amerimmune Pharmaceuticals, Inc., formerly known as Versailles Capital Corporation, a public company, and its wholly owned subsidiary, Amerimmune Inc., which is engaged in developing drugs relating to the immune system. Since February 1999, Dr. Davis has been a director of both Amerimmune Pharmaceuticals, Inc. and Amerimmune Inc. Dr. Davis received a B.S. and M.S. from Worcester Polytechnic Institute, an S.M. and Sc.D. from the Harvard School of Public Health, an M.B.A. from Northeastern University and an M.D. from the University of Massachusetts Medical School.

     ROBERT J. DELUCCIA has served as a Director of the Company since 2000. Mr. DeLuccia is currently a director of IBEX Technologies, Inc., a publicly traded biotechnology company developing enzymes for a variety of therapeutic applications. From 1998 through 1999, Mr. DeLuccia was President and Chief Executive Officer and a director of Immunomedics, Inc. Immunomedics is a publicly traded biotechnology company focused on diagnostic and therapeutic products for the detection and treatment of cancer and infectious diseases. From 1994 through 1997, Mr. DeLuccia was President of Sterling Winthrop Pharmaceuticals and Senior Vice President of Sanofi Winthrop, Inc. Sanofi Winthrop Inc. was then the U.S. subsidiary of Sanofi (now Sanofi-Synthelabo), based in Paris, France. Sanofi Winthrop focused on a wide range of cardiovascular, thrombosis, rheumatoid arthritis, analgesics and oncology products as well as a full line of parenteral products in a proprietary drug delivery system. From 1984 through 1994, Mr. DeLuccia was also with Sterling Drug as a Vice President in a variety of marketing roles prior to the company's sale by Eastman Kodak to Sanofi. From 1974 through 1981, Mr. DeLuccia held sales, marketing and general management positions at Pfizer, Inc. Mr. DeLuccia holds both an M.B.A. and a B.S. in marketing from Iona College.

     PAUL S. ECHENBERG has served as a Director of the Company since 2000. Since 1997 he has been the President and Chief Executive Officer of Schroders & Associates Canada, Inc. and a director of Schroder Ventures Limited. These firms provide merchant banking advisory services to a number of Canadian buy-out funds. He is a director of the following companies: EZ EM, Inc., a supplier of oral radiographic contrast media and medical devices; Benvest Capital Inc., a merchant bank that he founded; and Shirmax Fashions Ltd. From 1989 through 1997, Mr. Echenberg was President of Eckvest Equity, Inc., a private merchant bank providing consulting and personal investment services. From 1970 to 1989, he was President and Chief Executive Officer of Twinpak, Inc., a manufacturer of plastic packaging, and from 1982 to 1989, he was Executive Vice President of CB Pak, Inc., a publicly traded plastic, glass and packaging company. Mr. Echenberg received a B.Sc. from McGill University and an M.B.A. from Harvard Business School.

     PETER G. MARTIN has served as a Director of the Company since 1995. Since 1990, Mr. Martin has been an independent investment banker and venture capitalist. Prior to 1990, he was a commercial banker. Mr. Martin was initially elected to the Board of Directors as the designee of David Russell, who privately purchased 1 million shares of the Company's Common Stock in 1995. Mr. Russell is no longer entitled to designate a Director of the Company. Mr. Martin received a B.A. and J.D. from Fordham University and an M.B.A. from Columbia University.

EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and their positions with the Company are as follows:

         Name                  Age             Position with Company
-------------------------------------------------------------------------------

Robert J. Palmisano............57       Chief Executive Officer, President
Thomas C. K. Chan..............46       Vice President, Research and Technology
Bernard R. Patriacca...........58       Vice President, Chief Financial Officer
Melvin A. Snyder...............59       Vice President, Market Development
Glenn E. Deegan................35       Secretary, Director of Legal Affairs

     The following is a brief summary of the backgrounds of Dr. Chan, Mr. Patriacca, Mr. Snyder and Mr. Deegan. The background of the Company's other executive officer, Mr. Palmisano, is summarized above.

     THOMAS C. K. CHAN, PH.D., has served as the Company's Vice President of Research and Technology since September 2001. From December 2000 until September 2001, he served as the Company's Senior Director of Preclinical Studies. From 1997 to 2000, he served as Senior Director of Pharmacology and Toxicology at EPIX Medical, Inc. From 1994 to 1997, he served as Director of Therapeutic Development at Creative BioMolecules, Inc. and from 1992 to 1993, Dr. Chan served as its Manager of Pharmacology and Toxicology. From 1990 to 1992, he served as Associate Director at the Purdue Cancer Center. Dr. Chan earned a B.Sc. in Biochemistry/ Microbiology and a doctorate in Pharmacology from the University of British Columbia. He then completed a fellowship in Hematology/Oncology at the UCSD Cancer Center in San Diego.

     BERNARD R. PATRIACCA, C.P.A., has served as the Company's Vice President, Chief Financial Officer and Treasurer since April 23, 2001. From 1997 to 2001, he served as Vice President and Controller of Summit Technology, Inc. From 1994 to 1997, he served as Vice President of Errands Etc., Inc., a privately held homeowners' personal service company. From 1991 to 1994, Mr. Patriacca held senior financial management positions at several privately held consumer services companies. From 1973 to 1991, he was employed in various capacities at Dunkin Donuts, Inc., including Chief Financial Officer and Director. Mr. Patriacca received a B.S. and an M.B.A. from Northeastern University.

     MELVIN A. SNYDER, has served as the Company's Vice President for Market Development since October 20, 2000. From June 1999 until October 2000, he served as a consultant to the Company in the area of business development. From 1998 until 1999, he was Vice President of Marketing and Business Development at Immunomedics and, between 1995 and 1998, he served as a consultant to several pharmaceutical companies including Immunomedics. Between 1975 and 1995, he was President of ProClinica Inc., a marketing communications and licensing-support company. Mr. Snyder holds a bachelor's degree from Lehigh University.

     GLENN E. DEEGAN, ESQ., has served as the Company's Secretary and Director of Legal Affairs since June 4, 2001. From September 1999 until May 2001, he served as Assistant General Counsel of Summit Technology, Inc. From 1993 until 1999, Mr. Deegan was engaged in the private practice of law in Boston at Sherburne, Powers & Needham and at Nutter, McClennen & Fish, LLP. Mr. Deegan holds a B.S. from Providence College and a J.D. from Boston College.

                                 PROPOSAL NO. 2

                 ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

     Unless otherwise directed by the stockholders, the persons named in the enclosed proxy will vote to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2002. A representative of Deloitte & Touche LLP is expected to be present at the meeting, and will have the opportunity to make a statement and answer appropriate questions from stockholders.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of April 15, 2002, certain information concerning ownership of the Company's common stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock, (ii) each of the Company's Directors, (iii) each of the executive officers named in the Summary Compensation Table under "Executive Officers' Compensation" below and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

NAME AND ADDRESS                        NUMBER OF SHARES
OF BENEFICIAL OWNER (1)                BENEFICIALLY OWNED    PERCENTAGE OF CLASS
--------------------------------------------------------------------------------
Alvin J. Karloff(2)(3)..............       1,090,000                3.9%
Peter G. Martin(2) .................         102,270                   *
Michael A. Davis(2).................          97,000                   *
Robert J. DeLuccia(2)...............          42,266                   *
Paul S. Echenberg(2)................          40,666                   *
John L. Zabriskie(2)................         129,910                   *
Robert J. Palmisano(2)..............         550,000                2.0%
Thomas C.K. Chan(2)(3)..............          16,666                   *
Bernard R. Patriacca(2).............          45,000                   *
Paul J. Schechter(2)(3)(4)..........         255,000                   *
Melvin A. Snyder(2)(3)..............         120,000                   *
All Directors and Officers as a Group
  (11 persons) (2)(3).................     2,488,778                8.7%
-------------------------------------------------------------------------------
* Less than one percent (1%).

(1) The address of Mr. Karloff, Mr. Martin, Dr. Davis, Mr. DeLuccia, Mr. Echenberg, Dr. Zabriskie, Mr. Palmisano, Mr. Patriacca, Dr. Schechter, Mr. Snyder and Dr. Chan is c/o the Company, 110 Hartwell Avenue, Lexington, Massachusetts 02421.
(2) Includes the following numbers of shares issuable upon the exercise of stock options exercisable within 60 days: Mr. Karloff-970,000; Mr. Martin-100,000; Dr. Davis-91,000; Mr. DeLuccia-36,666; Mr. Echenberg-36,666;
     Dr. Zabriskie-23,333; Mr. Palmisano-540,000; Dr. Chan-16,666; Mr. Patriacca-40,000; Dr. Schechter-255,000; and Mr. Snyder-120,000.
(3) Does not include the following numbers of vested shares in the Company's 401(k) Plan contributed by the Company to match portions of cash contributions by the following Plan participants: Mr. Karloff-3,833; Dr. Schechter-4,263; Mr. Snyder-1,095; Dr. Chan-1,197.
(4) Dr. Schechter resigned his employment with the Company effective as of April 30, 2002.

                     COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth the compensation earned by or paid or awarded to Alvin Karloff, Dr. Schechter and Mr. Snyder during each of the three fiscal years ended December 31, 2001, to Dr. Chan during each of the two fiscal years ended December 31, 2001 and to Mr. Palmisano and Mr. Patriacca during the fiscal year ended December 31, 2001:


                                                    SUMMARY COMPENSATION TABLE

                                                                                        Long Term
                                                  Annual Compensation              Compensation Awards
----------------------------------------------------------------------------------------------------------
                                                                                Securities
                                                                Other Annual    Underlying     All Other
Name and Principal                        Salary       Bonus    Compensation     Options     Compensation
Position                      Year           $           $         $(1)             #            $(2)
----------------------------------------------------------------------------------------------------------

Alvin J. Karloff              2001(3)     125,715     75,000     245,836           -----        3,941
    Former President,         2000        300,000     54,000      13,043         100,000        5,250
    Chief Executive Officer   1999        250,000     45,000      10,955           -----        5,000

Robert J. Palmisano           2001(4)     265,561    122,822       8,952       1,000,000        -----
    President, Chief
    Executive Officer

Thomas C.K. Chan              2001(5)     148,917      -----         158         104,700        4,289
Vice President, Research      2000(6)      11,875      -----       -----           -----        -----
    & Technology

Bernard R. Patriacca          2001(7)     113,808      -----         452         178,200       ------
    Vice President, Chief
    Financial Officer and
    Treasurer

Paul J. Schechter(8)          2001        217,000      -----       1,007          60,400        5,250
    Vice President,           2000        203,333      -----         753           -----        5,250
    Drug Development          1999        182,500      -----       -----          50,000        5,000
    & Regulatory Affairs

Melvin A. Snyder              2001        185,000      -----         598         184,100        3,870
    Vice President, Market    2000(9)     151,200      -----       -----           -----        -----
    Development               1999         76,500      -----       -----           -----        -----

---------------------------------------------------------------------------------------------------------

(1) Includes amounts paid for taxable group term life insurance. Also includes for Mr. Karloff a monthly automobile allowance of $799 and $236,000 relating to a severance agreement, effective April 30, 2001 and for Mr. Palmisano a monthly automobile allowance of $1000.
(2) Represents the dollar value of Company contributions to the Company's 401(k) Retirement Plan, which are made in its Common stock.
(3)    Mr. Karloff `s employment terminated on April 30, 2001.
(4)    Mr. Palmisano's employment commenced on April 9, 2001.
(5) Dr. Chan was appointed Vice President, Research and Technology on September 24, 2001.
(6)    Dr. Chan's employment commenced on December 1, 2000.
(7)    Mr. Patriacca's  employment commenced on April 23, 2001.
(8) Dr. Schechter resigned his employment with the Company effective as of April 30, 2002.
(9) Mr. Snyder's employment commenced on October 1, 2000. Of his total salary in 2000, $105,000 related to a consulting contract. His total salary in 1999 related to a consulting contract.

STOCK OPTIONS

     The following table provides information concerning the grant of stock options during 2001 to Mr. Palmisano, Mr. Patriacca, Dr. Schechter, Mr. Snyder and Dr. Chan:

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                                Individual Grants
                                         ---------------------------------

                                                                                                 Potential
                                                                                                Realizable
                                                                                                   Value
                                                                                                at Assumed
                                                                                               Annual Rates
                                                                                              of Stock Price
                            Number of       % of Total                                        Appreciation for
                           Securities         Options        Exercise                           Option Term
                           Underlying        Granted to      or Base                     -------------------------
                             Options        Employees in      Price      Expiration         5%             10%
Name                       Granted (#)      Fiscal Year      ($/Sh)         Date            ($)            ($)
----------------------------------------------------------------------------------------------------------------------
Robert J. Palmisano        1,000,000(1)         48.8           3.02         4/9/11      1,899,262       4,813,102
Thomas C.K. Chan              50,000(2)          2.4           2.53        1/12/11         79,555         201,608
Thomas C.K. Chan               4,700(2)           .2           6.07        6/26/11         17,942          45,468
Thomas C.K. Chan              50,000(2)          2.4          3.155       12/19/11         99,208         251,413
Bernard R. Patriacca         120,000(3)          5.9           5.49        4/23/11        414,316       1,049,958
Bernard R. Patriacca           8,200(3)           .4           6.07        6/26/11         31,303          79,327
Bernard R. Patriacca          50,000(3)          2.4          3.155       12/19/11         99,208         251,413
Paul J. Schechter             50,000(4)          2.4           2.53        1/12/11         79,555         201,608
Paul J. Schechter             10,400(4)           .5           6.07        6/26/11         39,701         100,610
Melvin A. Snyder             175,000(5)          8.5           2.53        1/12/11        278,443         705,629
Melvin A. Snyder               9,100(5)           .4           6.07        6/26/11         34,738          88,034
-------------------------------------------------------------------------------------------------------------------

(1) The options granted to Mr. Palmisano were granted in April 2001 at an exercise price of $3.02 per share. The options expire ten years from the date of grant and vest over the next three years.
(2) A portion of the options granted to Dr. Chan were granted in January 2001 at an exercise price of $2.53 per share. The options expire ten years from the date of grant and vest over the next three years. A portion of the options granted to Dr. Chan were granted in June 2001 at an exercise price of $6.07 per share. The options expire ten years from the date of grant and vest over the next three years. A portion of the options granted to Dr. Chan were granted in December 2001 at an exercise price of $3.155 per share. The options expire ten years from the date of grant and vest over the next three years.
(3) A portion of the options granted to Mr. Patriacca were granted in April 2001 at an exercise price of $5.49 per share. The options expire ten years from the date of grant and vest over the next three years. A portion of the options granted to Mr. Patriacca were granted in June 2001 at an exercise price of $6.07 per share. The options expire ten years from the date of grant and vest over the next three years. A portion of the options granted to Mr. Patriacca were granted in December 2001 at an exercise price of $3.155 per share. The options expire ten years from the date of grant and vest over the next three years.
(4) A portion of the options granted to Dr. Schechter were granted in January 2001 at an exercise price of $2.53 per share. The options expire ten years from the date of grant and vest over the next three years. The remaining options granted to Dr. Schechter were granted in June 2001 at an exercise price of $6.07 per share. The options expire ten years from the date of grant and vest over the next three years.
(5) A portion of the options granted to Mr. Snyder were granted in January 2001 at an exercise price of $2.53 per share. The options expire ten years from the date of grant and vest over the next three years. The remaining options granted to Mr. Snyder were granted in June 2001 at an exercise price of $6.07 per share. The options expire ten years from the date of grant and vest over the next three years.

     The following table provides information concerning option exercises during the fiscal year ended December 31, 2001 and unexercised options held by Mr. Karloff, Mr. Palmisano, Mr. Patriacca, Dr. Schechter, Mr. Snyder and Dr. Chan as of December 31, 2001:

                        AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                                     FISCAL YEAR-END OPTION VALUES

                                                                  Number of Securities        Value of Unexercised
                                                                 Underlying Unexercised           In-The-Money
                             Shares Acquired         Value             Options at                  Options at
                             On Exercise (#)     Realized ($)       Fiscal Year-End (#)        Fiscal Year-End $(1)
----------------------------------------------------------------------------------------------------------------------
                                                                       Exercisable/               Exercisable/
Name                                                                   Unexercisable              Unexercisable
----------------------------------------------------------------------------------------------------------------------
Alvin J. Karloff                  200,000         $1,036,763               970,000/NA               1,030,875/NA
Robert J. Palmisano                     0                  0          310,000/690,000               9,300/20,700
Thomas C.K. Chan                        0                  0            16,666/88,033               8,647/17,293
Bernard R. Patriacca                    0                  0               NA/178,200                      NA/NA
Paul J. Schechter                       0                  0           255,000/35,400              12,970/12,970
Melvin Snyder                           0                  0           120,000/94,100              51,880/38,910
----------------------------------------------------------------------------------------------------------------------

(1) The value of Mr. Karloff's, Mr. Palmisano's, Dr. Chan's, Mr. Patriacca's, Dr. Schechter's and Mr. Snyder's in-the-money unexercised options at the end of fiscal year ended December 31, 2001 was determined by multiplying the number of options held by the difference between the market price of Common Stock underlying the options on December 31, 2001 ($3.05 per share) and the exercise price of the options granted.


DIRECTORS' COMPENSATION

     Each non-employee Director of the Company receives compensation of $12,000 annually, $1,000 per regular meeting attended for the chairman of each committee, $1,000 per regular meeting attended, $500 for each special, telephone or committee meeting attended and reimbursement of travel expenses in connection with attending meetings of the Board of Directors. During 2001, ten-year stock options were granted to non-employee Directors as follows: Dr. Davis, Mr. Martin, Mr. DeLuccia, Mr. Echenberg and Dr. Zabriskie each received 20,000 options exercisable at $6.07 per share, vesting over the next three years from grant date of June 26, 2001 and Dr. Zabriskie received 10,000 options exercisable at $3.155 per share, vesting over the next three years from grant date of December 19, 2001. Also during 2001, Dr. Davis, Mr. Martin, Mr. DeLuccia, Mr. Echenberg, Dr. Zabriskie and Peter Savas, a former director, were granted 1,000 shares of common stock for Director's services rendered from January though June 2001.

     The Company currently compensates Dr. Davis at the rate of $5,000 per month for medical and pharmaceutical consulting services.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     In May 2000, the Company's Board of Directors voted to pay Mr. Karloff a bonus of $75,000 upon the earlier of payment of a bonus to a new Chief Executive Officer or the signing of a License Agreement by the Company for one of its products. As of December 31, 2001, the bonus to Mr. Karloff was due and payable because of the bonus due to Mr. Palmisano.

     The Company had entered into an employment agreement of indefinite length effective as of November 1, 1992 with Mr. Karloff. Mr. Karloff resigned his employment with the Company effective as of April 30, 2001. During 2001, Mr. Karloff received salary totaling $125,715 and severance payments totaling $236,000 pursuant to the employment agreement.

     The Company has entered into an employment agreement of indefinite length effective as of April 9, 2001 with Mr. Palmisano. The agreement currently provides for annual compensation of $375,950. The agreement also provides for a monthly automobile allowance of $1,000 net of taxes, and provided for a bonus for 2001 equal to at least 35% of Mr. Palmisano's annual base salary received. Further, the agreement provides for the payment of 12 months' salary in the event he is terminated without cause. In addition, the agreement precludes him from competing with the Company during his employment and for a period of one year thereafter, and from disclosing confidential information.

     The Company has entered into an employment agreement of indefinite length effective as of September 24, 2001 with Thomas C.K. Chan. The agreement currently provides for annual compensation of $177,725 and for the payment of six months' salary in the event he is terminated without cause. In addition, the agreement precludes Dr. Chan from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

     The Company has entered into an employment agreement of indefinite length effective as of April 23, 2001 with Bernard Patriacca. The agreement currently provides for annual compensation of $185,000 and for the payment of six months' salary in the event he is terminated without cause. In addition, the agreement precludes Mr. Patriacca from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

     The Company had entered into an employment agreement of indefinite length effective as of June 8, 1999 with Dr. Schechter. As of December 31, 2001, the agreement provided for annual compensation of $231,525 and for the payment of six months' salary in the event he was terminated without cause. In addition, the agreement precludes Dr. Schechter from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information. Dr. Schechter resigned his employment with the Company effective as of April 30, 2002.

     The Company has entered into an employment agreement of indefinite length effective as of October 1, 2000 with Mel Snyder. The agreement currently provides for annual compensation of $194,250 and for the payment of six months' salary in the event he is terminated without cause. In addition, the agreement precludes Mr. Snyder from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Dr. Davis (Chairman) and Dr. Zabriskie.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors consists of Dr. Davis (Chairman) and Dr. Zabriskie. The Committee's responsibilities include determining the compensation of the Company's executive officers, making awards under the Company's stock option plans and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. No member of the Committee was an officer or employee of the Company during the year ended December 31, 2001.

     The primary goals of the Company's executive compensation program administered by the Compensation Committee are to attract, retain and motivate superior executives and to compensate these executives in a manner that both recognizes their individual performance and aligns their interests with the interests of MacroChem's stockholders. The Company's executive compensation program reflects input from the Company's Chief Executive Officer. The Compensation Committee reviews his proposals concerning executive compensation and makes a final determination or recommendation concerning the scope and nature of compensation arrangements. The action or recommendation of the Committee is reported to the Company's entire Board of Directors.

COMPONENTS OF EXECUTIVE COMPENSATION

     For 2001, the executive compensation program consisted of two principal components: base salary and stock options. The level and mix of each of these components was determined on a case-by-case basis without reference to specific criteria or formulas.

     BASE SALARY. During 2001, Dr. Chan, Mr. Patriacca, Dr. Schechter and Mr. Snyder were parties to employment contracts with the Company described elsewhere in the Proxy Statement. The initial base salary compensation levels provided for in the Company's employment contracts with its executive officers are determined subjectively, but reflect consideration of the compensation levels of comparable companies, the achievements and potential of the officer and negotiations with the officer.

     In determining the ongoing base salary of each executive, the Compensation Committee takes into account (i) the executive's individual performance and contribution to the management team; (ii) the performance of MacroChem over the evaluation period by reference to corporate objectives jointly formulated by the Chief Executive Officer and the officers; and (iii) base salaries of executives in comparable positions in comparable companies. In setting base salary, the Committee takes into account all components of an executive officer's compensation package. In determining base salary, the Committee reviews the foregoing factors as they relate to each executive individually and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and, as necessary, outside experts in reaching its determinations.

     STOCK OPTIONS. The Compensation Committee views grants of stock options as a major component of an executive's compensation, believing that the grant of options aligns the interests of the executives with the interests of the stockholders by providing a direct correlation between an increase in the value of the MacroChem's stock and executive compensation and that this method of compensation allows MacroChem to conserve cash resources.

     In determining the size of a stock option award for an individual executive officer, the Committee considers the same factors used for determining base salary and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and, as necessary, outside experts, in reaching its determinations. The size of previous option grants is not an important factor in determining current awards. Options are typically exercisable at the market price on the date of the grant.

CEO COMPENSATION

     The compensation for Mr. Karloff and Mr. Palmisano, each of whom served as Chief Executive Officer for part of 2001, results from their respective employment agreements and their participation in the executive compensation program described in this report. The Committee applied the principals outlined above in establishing Mr. Karloff's and Mr. Palmisano's compensation in the same manner as they were applied to other executives of the Company. In addition to the factors described above for all executives, the Compensation Committee considers the degree to which the Company has attained the strategic objectives identified for a particular year in determining the compensation of the Chief Executive Officer. The Compensation Committee may also consider the achievement of any other individual goals that have been established for the Chief Executive Officer.

     Mr. Alvin J. Karloff - Mr. Karloff resigned from his position as Chief Executive Officer effective as of April 30, 2001. During 2001, the Company and Mr. Karloff were parties to an employment agreement that provided for a base salary at an annual rate of $300,000, compared with a 2000 base salary of $300,000. Under the agreement, Mr. Karloff was also entitled to receive payments equal to 18% of base salary in lieu of receiving certain benefits from the Company. Accordingly, during 2001, Mr. Karloff received salary totaling $125,715 and severance payments totaling $236,000 pursuant to the agreement. These payments were not related to the Company's performance during the period. In addition, as of December 31, 2001 a bonus in the amount of $75,000 was due and payable to Mr. Karloff in recognition of Mr. Karloff's accomplishments and assistance to the Company in selecting a successor Chief Executive Officer.

     Mr. Robert J. Palmisano -- The Company has entered into an employment agreement of indefinite length effective as of April 9, 2001 with Mr. Palmisano. As an inducement for Mr. Palmisano to join the Company, the agreement provided for the grant of options to purchase 1,000,000 shares of the Company's stock at an exercise price equal to the market price on the date of the grant. During 2001, the agreement provided for an annual base salary at a rate of $365,000. The agreement also provided for a monthly automobile allowance of $1,000 net of taxes, and a bonus for 2001 equal to at least 35% of Mr. Palmisano's annual base salary plus an additional bonus equal to up to 15% of annual base salary based upon the achievement of certain performance goals established for Mr. Palmisano. In determining Mr. Palmisano's bonus, the Committee considered Mr. Palmisano's achievement of performance goals related to raising additional capital, conforming to certain financial parameters with respect to the Company's operating plan and assembling a new management team.

Dated:  June 3, 2002                                     COMPENSATION COMMITTEE

                                                         Dr. Michael A. Davis
                                                         Dr. John L. Zabriskie

PERFORMANCE GRAPH

     The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on $100 invested in the Company's common stock for the five-year period from December 31, 1996 through December 31, 2001 with similar investments in the NASDAQ Stock Market (U.S.) Index of companies and a Peer Group of four companies that provide services similar to those provided by the Company: Cellegy Pharmaceuticals, Inc., NexMed, Inc., VIVUS, Inc. and Zonagen, Inc.


                                                 Cumulative Total Return
                             ---------------------------------------------------------
                               12/96     12/97     12/98     12/99    12/00    12/01

MacroChem Corporation         $100.00   $140.38   $129.81   $ 64.43   $ 39.43   $ 46.92
NASDAQ Stock Market (U.S.)    $100.00   $122.48   $172.68   $320.89   $193.01   $153.15
Peer Group                    $100.00   $ 72.94   $ 39.79   $ 24.77   $ 28.22   $ 32.69


                            REPORT OF AUDIT COMMITTEE

     The Audit Committee of the Board of Directors currently consists of three directors, Mr. Martin (Chairman), Mr. DeLuccia and Mr. Echenberg, all of whom are independent directors as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(14). The duties of the Audit Committee are (i) to review with management and the independent auditors the scope and results of any and all audits, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of MacroChem's financial statements, and any comments by the independent auditors on MacroChem's policies and procedures with respect to internal accounting, auditing and financial controls and (ii) to make recommendations to the board of directors on the engagement of the independent auditors. The Board of Directors has adopted a written charter of the Audit Committee.

     Consistent with its duties, the Audit Committee has reviewed and discussed with the Company's management the audited financial statements for the year ended December 31, 2001. Deloitte & Touche LLP issued their unqualified report dated March 18, 2002 on MacroChem's financial statements.

     The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, "Communication with Audit Committees." The Audit Committee has discussed with Deloitte & Touche LLP its independence as an auditor. The Audit Committee has also considered whether Deloitte & Touche LLP's provision of non-audit services is compatible with its independence.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that MacroChem's audited financial statements for the year ended December 31, 2001 be included in the Annual Report on Form 10-K for the fiscal year then ended.

Dated:  June 3, 2002                                          AUDIT COMMITTEE

                                                              Peter G. Martin
                                                              Robert J. DeLuccia
                                                              Paul S. Echenberg

                             AUDIT AND RELATED FEES

AUDIT FEES

     The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $69,790.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by Deloitte & Touche for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

     The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2001 were $14,126.

     The Audit Committee has considered whether the provision of financial information systems design and implementation services and other services is compatible with maintaining the principal accountant's independence.

                          NO INCORPORATION BY REFERENCE

     In the Company's filings with the SEC, information is sometimes "incorporated by reference". This means that the Company is referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the Report of Compensation Committee, the Performance Graph of this Proxy Statement and the Report of Audit Committee specifically are not incorporated by reference into any other filings with the SEC.

     This Proxy Statement is sent to you as part of the proxy materials for the 2002 Annual Meeting of Stockholders. You may not consider this Proxy Statement as material for soliciting the purchase or sale of the Company's Common Stock.

                              STOCKHOLDER PROPOSALS

     In order for the Company to consider stockholder proposals for inclusion in the proxy material for the Annual Meeting to be held in 2003, the Company must receive them on or before February 3, 2003. The Company suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company at MacroChem Corporation, 110 Hartwell Avenue, Lexington, MA 02421-3134.

     Under the Company's By-Laws, stockholders who wish to make a proposal at the Annual Meeting to be held in 2003, other than one that will be included in the proxy materials, must notify the Company no earlier than March 29, 2003 and no later than April 28, 2003. If a stockholder who wishes to present a proposal fails to notify the Company by April 28, 2003, any proxy that management solicits for the Annual Meeting in 2003 will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

                              FINANCIAL INFORMATION

     The audited financial statements and related financial and business information of the Company as of December 31, 2001 and 2000 and each year in the three-year period ended December 31, 2001 are contained in the Company's Annual Report on Form 10-K.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10 percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 2001 all filing requirements applicable to its officers, directors, and such 10 percent beneficial owners were complied with.

                                  MISCELLANEOUS

     Management does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, AS AMENDED, EXCLUSIVE OF EXHIBITS, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MACROCHEM CORPORATION, 110 HARTWELL AVENUE, LEXINGTON, MASSACHUSETTS 02421, ATTENTION: DIRECTOR, INVESTOR RELATIONS.

                                             By Order of the Board of Directors,


Lexington, Massachusetts                     Glenn E. Deegan, Esq.
June 3, 2002                                 Secretary

MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.